AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 7, 2011

FILE NO. 333 - 136586

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1 to

Post-Effective Amendment No. 6 on

Form S-3

to

Form S-1

Registration Statement

UNDER

THE SECURITIES ACT OF 1933

API Technologies Corp.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

98-0200798

(I.R.S. Employer Identification Number)

4705 S. Apopka Vineland Rd., Suite 210 Orlando, FL 32819

(407) 876-0279

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brian R. Kahn

Chief Executive Officer

4705 S. Apopka Vineland Rd. Suite 210

Orlando, Florida 32819

(407) 876-0279

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Leslie J. Weiss, Esq. Barnes & Thornburg LLP One North Wacker Drive, Suite 4400 Chicago, Illinois 60606 (312) 214-4864	Bradley L. Finkelstein, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

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If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☑

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

We are filing this Post-Effective Amendment No. 6 to amend our registration statement (File No. 333-136586) to reflect the effects of our acquisition of SenDEC Corporation on January 21, 2011 and our acquisition of Spectrum Control, Inc. on June 1, 2011. The registrant effected a 4-for-1 reverse stock split of its common stock on December 28, 2010. As a result of this reverse stock split, the prospectus included in this filing now relates to 1,024,474 shares of registrant’s common stock.

Additionally, this Post-Effective Amendment No. 6 on Form S-3 to Form S-1 Registration Statement is being filed to convert registrant’s Form S-1 into a registration statement on Form S-3. No additional securities are being registered under this Post-Effective Amendment No. 6. All applicable registration fees were paid at the time of the original filing of the registration statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Prospectus Dated September 7, 2011

API TECHNOLOGIES CORP.

1,024,474 SHARES

COMMON STOCK

We may issue from time to time up to 1,024,474 shares of our common stock in exchange for exchangeable shares of our special purpose subsidiary, API Nanotronics Sub, Inc., formerly known as RVI Sub, Inc., which we refer to in this prospectus as API Sub. API Sub issued exchangeable shares to certain shareholders of API Electronics Group Corp., which we refer to in this prospectus as API Ontario, in connection with a business combination transaction between API Ontario and us, which we refer to in this prospectus as the Business Combination. These shareholders may now exchange their exchangeable shares for our common stock at any time following the effectiveness of the Registration Statement of which this prospectus is a part. API Sub will redeem any exchangeable shares that remain outstanding on a date established by API Sub’s board of directors, which will be no earlier than November 6, 2016. API Sub also will redeem the exchangeable shares before November 6, 2016 if certain events occur.

Prior to the Business Combination, we were called Rubincon Ventures Inc. However, as part of the Business Combination and to better capture the nature of the combined companies, we changed our name to “API Nanotronics Corp.” On October 22, 2009, we changed our name to “API Technologies Corp.” to better reflect our overall business strategy. We refer to the combined company in this prospectus as API.

Because the shares of our common stock offered by this prospectus will be issued only in exchange for, or to purchase the exchangeable shares, we will not receive any cash proceeds from this offering. We are paying all expenses of this offering.

Our common stock is currently traded on The NASDAQ Capital Market under the symbol “ATNY.” On September 6, 2011, the last reported sale price for our common stock was $4.88 per share.

The securities offered in this prospectus involve a high degree of risk. You should carefully consider the risk factors beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated [—], 2011.

We have not authorized any person to give any information or to make any representation not contained in this prospectus in connection with any offering of these shares of common stock. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

Reporting Currencies and Accounting Principles

The information regarding our company included in this document, including our audited financial statements are reported in U.S. dollars and have been prepared in accordance with U.S. generally accepted accounting principles.

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PROSPECTUS SUMMARY

This summary highlights selected information appearing elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in the securities. You should carefully read the entire prospectus and the information that is incorporated into this prospectus, including information in the sections entitled “Risk Factors” and the financial statements and the related notes. See the section entitled “Where You Can Find More Information.” Unless the context otherwise requires or as otherwise indicated, references in this prospectus to “API,” the “Company,” “we” or “us,” refer to API Technologies and/or its subsidiaries, depending on context.

General Overview

API designs, develops and manufactures systems, subsystems, RF, and secure communications for the technically demanding defense, aerospace, and commercial applications in the United States and Internationally. Our product lines include payload systems such as sensors, telemetry systems, thermal imaging, video, cameras, and laser targeting; visual and optical landing aids to help guide aircrafts to a safe landing; power supplies; robotics systems; RF/Microwave products such as synthesizers, amplifiers, and antennas; MIL-STD-1553 data bus products; custom hybrids; passive magnetics; secured communication systems; encryption products and services; emanation security and TEMPEST solutions which include, computing systems, ruggedized systems, network and communications systems; remote device administration to securely and remotely manage critical IT and communication systems; cable and wire harnesses; and Electronics Manufacturing Services.

API’s products are used in various applications and end markets comprising of defense, industrial, medical, and commercial applications. API sells its products through direct sales force and applications engineering staff, a network of independent sales representatives, and distributors, as well as through its web site.

On November 6, 2006, we completed the business combination among API, API Sub and API Ontario, which we refer to as the Business Combination, in which we issued the exchangeable shares.

On January 9, 2011, we acquired SenDEC Corp., a New York corporation, which we refer to as SenDEC. SenDEC is a defense electronics manufacturing services company headquartered in Fairport, New York. In the transaction, API acquired all of the equity of SenDEC, which included SenDEC’s electronics manufacturing operations and approximately $30 million of cash, in exchange for the issuance of 22,000,000 shares of API Common Stock to Vintage Albany Acquisition, LLC. The combination of SenDEC and API will create a mid-tier defense electronics platform with a broad range of capabilities to better serve its customers’ current and future needs during a dynamically transforming era for the defense community. API’s acquisition of SenDEC effectively doubles the size of API and presents a variety of immediate revenue synergies and growth opportunities in the defense sector.

On June 1, 2011, API completed the acquisition of Spectrum Control, Inc., which we refer to as Spectrum, as provided for in the Agreement and Plan of Merger entered into on March 28, 2011 by API, Spectrum, and Erie Merger Corp., a wholly owned subsidiary of API. Spectrum is a leading designer and manufacturer of high performance, custom solutions for the defense, aerospace, industrial, and medical industries headquartered in Fairview, Pennsylvania. Pursuant to the Agreement and Plan of Merger, each share of common shares of Spectrum was converted into the right to receive $20.00 in cash, without interest. The total transaction value was approximately $270 million, including the value of stock options cashed-out as a result of the Spectrum acquisition.

Also on June 1, 2011, in connection with the Spectrum acquisition, API entered into a Credit Agreement with Morgan Stanley Senior Funding, Inc., as lead arranger, sole book-runner and administrative agent, providing for a secured term loan in the principal amount of $200 million and a $15 million secured revolving credit facility, with an option for the Company to request an increase in the revolving credit facility commitment of up to an aggregate of $5 million. The Credit Agreement was subsequently amended and restated to provide for a secured term loan facility in the principal amount of $170 million and $15 million secured revolving credit facility. API also on June 27, 2011 completed a private placement of approximately $31 million of common shares at a price of $6.50 per share. API also issued 300,000 shares of its common stock to certain purchasers in consideration for a backstop commitment in connection with the private placement.

Corporate Information

Our executive offices are located at 4705 S. Apopka Vineland Rd., Suite 210 Orlando, Florida 32819, and our telephone number at that location is (407) 876-0279. Our website, which contains links to our financial information and our filings with the SEC, is www.apitechnologies.com. The content on our website is available for information purposes only and is not incorporated by reference. Our stock is traded on The NASDAQ Capital Market under the symbol “ATNY.”

The Source of the Exchangeable Shares

The Business Combination

The Business Combination was implemented through a Plan of Arrangement, which was approved by the Ontario Superior Court of Justice on November 3, 2006. Upon or immediately prior to completion of the Business Combination:

1.	We amended our Certificate of Incorporation and bylaws to implement the Business Combination.

2.	API Sub became the sole owner of API Ontario. Except for the exchangeable shares held by former API Ontario shareholders, described below, API Sub is our wholly-owned subsidiary.

3.	Holders of common shares of API Ontario ceased to be shareholders of API Ontario and received 0.833 shares (such number reflects a subsequent stock split and reverse stock splits) of our stock, or at the election of shareholders resident in Canada, 0.833 exchangeable shares (such number reflects a subsequent stock split and reverse stock splits), for each common share of API Ontario. The exchangeable shares are exchangeable, at the option of the holder, on a one-for-one basis, for our common stock. Under certain other circumstances other than the election of the holder, the exchangeable shares may be exchanged for our common stock.

4.	Each exchangeable share has economic and voting rights, to the extent practical, equivalent to one share of our common stock.

5.	The stockholders of API prior to the Business Combination retained their shares of common stock, which remained outstanding as shares of API common stock.

The Exchangeable Shares

The exchangeable shares, which were issued by our subsidiary, API Sub, in the Business Combination, have the following attributes:

1.	holders of exchangeable shares are entitled to receive dividends, if any, on a per share basis, equivalent to the per share dividends that we may pay from time to time on our common stock, and to vote at our shareholders meetings indirectly through a voting trust arrangement;

2.	holders of exchangeable shares generally are not entitled to receive notice of or to attend or vote at any meeting of the shareholders of API Sub;

3.	the exchangeable shares are entitled to a preference over the common shares of API Sub, and any other shares ranking junior to the exchangeable shares, with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding-up of API Sub; and

4.	in the event of the liquidation, dissolution or winding-up of API Sub, a holder of exchangeable shares is entitled to receive for each Exchangeable Share one share of our common stock, together with the amount of all dividends payable on our common stock which have not also been paid on the exchangeable shares.

Tax Consequences of the Exchange of Exchangeable Shares

The receipt of exchangeable shares rather than our common stock in the Business Combination provided the opportunity for a tax deferral for most Canadian residents holding API common shares. To take advantage of this deferral, an appropriate tax election had to be made. This tax deferral continues as long as such holders continue to hold the exchangeable shares. The exchange of the exchangeable shares for our common stock may be required after ten years from the Business Combination or sooner under specified circumstances, which would end such holder’s tax deferral.

The Offering

Securities Offered: We are offering shares of our common stock.

You are in receipt of this prospectus because you received exchangeable shares in the Business Combination. Exchangeable shares have the right to convert into our common stock as described in this prospectus.

The exchangeable shares were designed to give you, to the extent practicable, rights equivalent to owning our common stock. These equivalent rights were created by agreements, and are not the same as directly owning our common stock. The exchangeable shares were not issued by us, but API Sub, an Ontario corporation and our subsidiary. By exercising your exchange rights, you will receive our common stock for your exchangeable shares. Such an exchange may have tax consequences to you. See “Tax Considerations” on page 24.

Use of Proceeds: Because our common stock will be issued in exchange for exchangeable shares or to purchase the exchangeable shares, we will not receive any cash proceeds from this offering.

Trading: Our common stock is traded on the NASDAQ Capital Market under the symbol ATNY.

Dividend Policy: We do not expect to pay dividends on our common stock in the foreseeable future.

Risk Factors: See “Risk Factors” on page 3 and the other information in this prospectus for a discussion of the factors you should carefully consider before electing to exchange your Exchangeable Shares for shares of our common stock being offered by us in this prospectus.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risk factors described below, and all other information contained in or incorporated by reference in this prospectus, before deciding to invest in our common stock. If any of the following risks actually occur, they may materially harm our business, financial condition, operating results or cash flows. As a result, the market price of our common stock could decline, and you could lose all or part of your investment. Additional risks and uncertainties that are not yet identified or that we think are immaterial may also materially harm our business, operating results or financial condition and could result in a complete loss of your investment.

Risk Related to Our Exchangeable Shares

The exchange of exchangeable shares for shares of our common stock is generally a taxable event in Canada (under current law) and in the United States

The exchange of exchangeable shares for shares of our common stock is generally a taxable event in Canada (under current law) and in the United States. Your tax consequences can vary depending on a number of factors, including your residency, your tax cost, the length of time that the exchangeable shares were held by you prior to an exchange and, for Canadian tax consequences, the method of the exchange (redemption or purchase). See “Tax Considerations” on page 27 for information regarding potential tax liability. You should consult your own tax advisor as to the tax consequences to you of an exchange of exchangeable shares for shares of our common stock.

Some of the shares of our common stock may be withheld and sold to pay any withholding tax that we are required to remit

The exchange or redemption of your exchangeable shares for our common stock is for most holders of exchangeable shares a taxable event. Under applicable tax laws, we may be required to withhold some of the consideration to be received by you in an exchange or purchase of your exchangeable shares. The documents governing the exchangeable shares allow us to withhold some of the shares of our common stock that you would otherwise receive and sell such shares to pay tax owed with respect to your sale or redemption of exchangeable shares.

You will experience a delay in receiving shares of our common stock from the date that you request an exchange, which may affect the value of the shares you receive in a subsequent sale of our common stock

If you request to receive our common stock in exchange for your exchangeable shares, you will not receive our common stock for 10 business days or more after the applicable request is received. During such period, the market price of our common stock may increase or decrease. Any such increase or decrease would affect the amount you would receive on a subsequent sale if you were waiting to receive our common stock before selling it.

Risks Related to Our Business

We are highly reliant on defense spending

Our current orders from defense-related companies account for a material portion of our overall net sales and defense spending levels depend on factors that are outside of our control. For the year ended May 31, 2011, defense spending represented approximately 83% of our total consolidated sales, which does not include Spectrum sales. For the fiscal year ended November 30, 2010, defense sales represented approximately 60% of Spectrum’s total consolidated sales. Reductions or changes in defense spending, including as a result of new U.S. government budget reductions, could have a material adverse effect on our sales and profits.

Changes in appropriations and in the national defense policy and decreases in ongoing defense programs including as a result of U.S. government budget reductions, could adversely affect our performance. Such occurrences are beyond our control. For instance, government contracts are conditioned upon the continuing availability of Congressional appropriations. Congress typically appropriates funds for a given program on a fiscal-year basis even though contract performance may take more than one year. As a result, at the beginning of a major program, a contract is typically only partially funded, and additional monies are normally committed to the contract by the procuring agency only as Congress makes appropriations available for future fiscal years. Also, the specific programs in which we participate, or in which we may seek to participate in the future, must compete with other programs for consideration during the budget formulation and appropriation processes. A change of elected officials could result in substantial changes in defense spending. In addition, a difference in philosophy or the worsening economic climate of the country could reduce or change appropriations.

Our contracts with prime U.S. government contractors contain customary provisions permitting termination or reduction at any time, at the convenience of the U.S. government. The “Termination for Convenience” clause generally limits the contractor’s recovery to cost incurred plus profit on work completed, and the costs of preparing the termination settlement proposal. If we experience significant reductions or delays in procurements of our products by the U.S. government, or terminations of government contracts or subcontracts, our operating results could be materially and adversely affected.

Our business may be adversely affected by global economic conditions

The continuation or resurgence of the recent global economic downturn and credit crisis may have a significant negative impact on our business, financial condition, and future results of operations. Specific risk factors related to these overall economic and credit conditions include the following: customer or potential customers may reduce or delay their procurement or new product development; key suppliers may become insolvent resulting in delays for our material purchases; vendors and other third parties may fail to perform their contractual obligations; customers may be unable to obtain credit to finance purchases of our products and services; and certain customers may become insolvent. These risk factors could reduce our product sales, increase our operating costs, impact our ability to manage inventory levels and collect customer receivables, lengthen our cash conversion cycle and increase our need for cash, which would ultimately decrease our profitability and negatively impact our financial condition. In addition, recent economic conditions have caused deficits in the U.S. and other countries to rise significantly, which is likely to result in budget cuts and reduced public spending in a number of areas. As a result, defense budgets generally are under pressure. Reduced defense spending may affect products purchased by those governments or their prime contractors from us and may materially adversely affect our operations and financial condition.

We are reliant on certain security clearances for some of our business

We have obtained a Facility Security Clearance from the Defense Industrial Security Clearance Office, which is part of the Defense Security Service, or DSS, for several of our U.S. facilities. If we do not maintain the Facility Security Clearance we would be prevented from continuing those business activities that require access to classified information. Our ability to maintain our Facility Security Clearance has a direct impact on our ability to bid on or win new contracts, complete existing contracts, or effectively re-bid on expiring contracts either directly through the U.S. government or through U.S. defense contractors. The inability to obtain and maintain our Facility Security Clearance would have a material adverse affect on our business, financial condition and operating results.

The integration of acquisitions may be difficult and may not yield the expected results

As a result of recent acquisitions and, as part of our general business strategy, we expect to experience significant growth and expect such growth to continue into the future. This growth is expected to place a significant strain on our management, financial, operating and technical resources. Failure to manage this growth effectively could have a material adverse effect on our financial condition or results of operations. There can be no assurance that we will be able to effectively integrate the acquired companies, including our newly acquired subsidiaries, SenDEC and Spectrum, with our own operations. Expansion will place significant demands on our marketing, sales, administrative, operational, financial and management information systems, controls and procedures. Accordingly, our performance and profitability will depend on the ability of our officers and key employees to (i) manage our business and our subsidiaries as a cohesive enterprise, (ii) manage expansion through the timely implementation and maintenance of appropriate administrative, operational, financial and management information systems, controls and procedures, (iii) add internal capacity, facilities and third-party sourcing arrangements as and when needed, (iv) maintain product and service quality controls, and (v) attract, train, retain, motivate and manage effectively our employees. There can be no assurance that we will integrate and manage successfully new systems, controls and procedures for our business, or that our systems, controls, procedures, facilities and personnel, even if successfully integrated, will be adequate to support our projected future operations. Any failure to implement and maintain such systems, controls and procedures, add internal capacity, facilities and third-party sourcing arrangements or attract, train, retain, motivate and manage effectively our employees could have a material adverse effect on our business, financial condition and results of operations. Integrating acquired organizations and their products and services may be difficult, expensive, time-consuming and a strain on our resources and our relationships with employees and customers. Ultimately, acquisitions may not be as profitable as expected or profitable at all.

Some of the additional risks that may continue to affect our ability to integrate acquired companies include those associated with:

•	conforming the acquired company’s standards, processes, procedures and controls with our operations;

•	consolidating and integrating operations and space, and the costs and risks associated therewith;

•	integrating administrative processes, accounting practices and technologies;

•	transferring required governmental permits and consents;

•	retaining customers and contracts from the acquired companies;

•	increasing the scope, geographic diversity and complexity of our operations; and

•	implementing the controls and procedures and policies appropriate for a public company to any acquired company that prior to their acquisition lacked such controls, procedures and policies.

For certain acquisitions, we have raised the capital required to make such acquisitions from the issuance of shares, warrants, and convertible debt, which has been dilutive to our shareholders.

Additionally, in the period following an acquisition, we are required to evaluate goodwill and acquisition-related intangible assets for impairment. When such assets are found to be impaired, they are written down to estimated fair value, with a charge against earnings.

We currently maintain approximately $171 million of debt and our failure to service such indebtedness may adversely affect our financial and operating activities

At June 30, 2011, we had $171 million in aggregate principal amount of outstanding debt net of discounts, which is secured by substantially all of our assets.

Our ability to make scheduled payments of principal and interest on our indebtedness and to refinance our existing debt depends on our future financial performance as well as our ability to access the capital markets, and the relative attractiveness of available financing terms. We do not have complete control over our future financial performance because it is subject to economic, political, financial (including credit market conditions), competitive, regulatory and other factors affecting the aerospace and defense industry, as well as commercial industries in which we operate. It is possible that in the future our business may not generate sufficient cash flow from operations to allow us to service our debt and make necessary capital expenditures. If this situation occurs, we may have to reduce costs and expenses, sell assets, restructure debt or obtain additional equity capital. We may not be able to do so in a timely manner or upon acceptable terms in accordance with the restrictions contained in our debt agreements. Our level of indebtedness has important consequences to us. These consequences may include:

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requiring a substantial portion of our net cash flow from operations to be used to pay interest and principal on our debt and therefore be unavailable for other purposes, including acquisitions, capital expenditures, paying dividends to our shareholders, repurchasing shares of our common stock, research and development and other investments;

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limiting our ability to obtain additional financing for acquisitions, working capital, investments or other expenditures, which, in each case, may limit our ability to carry out our acquisition strategy;

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heightening our vulnerability to downturns in our business or in the general economy and restricting us from making acquisitions, introducing new technologies and products or exploiting business opportunities; and

•	limiting our organic growth and ability to hire additional personnel.

Net sales could decline significantly if we lose a major customer or a major program

Historically, a large portion of our net sales have been derived from sales to a small number of our customers and we expect this trend to continue for the foreseeable future. The U.S., Canadian and United Kingdom governments’ Departments of Defense (directly and through subcontractors) account for approximately 71% and 6% and 6%, respectively, of our revenues for the year ended May 31, 2011. One of the U.S. customers, a tier one Department of Defense subcontractor represented approximately 21% of revenues for the year ended May 31, 2011. A loss of a significant customer could adversely impact the future operations of our Company.

In many cases, our customers are not subject to any minimum purchase requirements and can discontinue the purchase of our products at any time. In the event one or more of our major customers reduces, delays or cancels orders with us, and we are not able to sell our services and products to new customers at comparable levels, our net sales could decline significantly, which could adversely affect our financial condition and results of operations. In addition, any difficulty in collecting amounts due from one or more key customers would negatively impact our results of operations, cash flows and financial position.

Our operations are subject to numerous laws, regulations and restrictions, and failure to comply with these laws, regulations and restrictions could subject us to fines, penalties, suspension or debarment

Our contracts and operations are subject to various laws and regulations. Prime contracts with various agencies of the U.S. government, and subcontracts with other prime contractors, are subject to numerous procurement regulations, including Federal Acquisition Regulation, the False Claims Act and the International Traffic in Arms Regulations promulgated under the Arms Export Control Act, with noncompliance found by any one agency possibly resulting in fines, penalties, debarment, or suspension from receiving additional contracts with all U.S. government agencies. Given our dependence on U.S. government business, suspension or debarment could have a material adverse effect on our financial results.

In addition, our international business subjects us to numerous U.S. and foreign laws and regulations, including, without limitation, regulations relating to import-export control, technology transfer restrictions, repatriation of earnings, exchange controls, the Foreign Corrupt Practices Act and the anti-boycott provisions of the U.S. Export Administration Act. Changes in regulations or political environments may affect our ability to conduct business in foreign markets including investment, procurement and repatriation of earnings. Failure by us or our sales representatives or consultants to comply with these laws and regulations could result in certain liabilities and could possibly result in suspension or debarment from government contracts or suspension of our export privileges, which could have a material adverse effect on our financial results.

The possibility of goodwill impairments exists

As a result of recent business acquisitions, including SenDEC, goodwill is a significant part of our total assets. At May 31, 2011, our total assets were approximately $272 million, which included approximately $88 million of goodwill. In addition, we anticipate an increase in goodwill of approximately $120 million in connection with the Spectrum acquisition. Goodwill reflects the excess of the purchase price of each of our acquisitions over the fair value of the net assets of the business acquired. We perform annual evaluations, or more frequently if impairment indicators arise, for potential impairment of the carrying value of goodwill in accordance with current accounting standards. To date, these evaluations have not resulted in the need to recognize an impairment charge. However, if our future financial performance were to decline significantly, we could incur a material non-cash charge in our income statement and a material reduction in our shareholders’ equity for the impairment of goodwill.

The concentration of our share ownership among our current officers, directors and their affiliates may limit our shareholders’ ability to influence corporate matters

Our officers and directors as a group beneficially own a large percentage of our shares. Therefore, directors and officers, acting together may have a controlling influence on (i) matters submitted to our shareholders for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets) and (ii) our management and affairs. This concentration of ownership also may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could materially adversely affect the market price of our shares.

We have a history of net losses, and may not be profitable in the future

We have incurred net losses for each of the last five fiscal years. We cannot assure you that we will be profitable in the future. Even if we achieve profitability, we may experience significant fluctuations in our revenues and we may incur net losses from period to period. The impact of the foregoing may cause our operating results to be below the expectations of securities analysts and investors, which may result in a decrease in the market value of our common shares.

Our inability to retain and attract employees with key technical or operational expertise may adversely affect our business

The products that we sell require a large amount of engineering design, manufacturing and operational expertise. However, the majority of our technological capabilities are not protected by patents and licenses. We rely on the expertise of our employees and our learned experiences in both the design and manufacture of our products. Competition for personnel in our industry is intense and there are a limited number of persons, especially engineers, with knowledge of and experience in our technologies. Our design and development efforts depend on hiring and retaining qualified technical personnel. An inability to attract or maintain a sufficient number of technical personnel could have a material adverse effect on our operating performance or on our ability to capitalize on market opportunities. In addition, if we were to lose one or more of our key employees, then we would likely lose some portion of our institutional knowledge and technical know-how, which could adversely affect our business.

Failure to maintain adequate internal controls could adversely affect our business

Under Section 404 of the Sarbanes-Oxley Act of 2002, we are required to include in each of our annual reports on Form 10-K, a report containing our management’s assessment of the effectiveness of our internal control over financial reporting. These laws, rules and regulations continue to evolve and could become increasingly stringent in the future. We have undertaken actions to enhance our ability to comply with the requirements of the Sarbanes-Oxley Act of 2002, including, but not limited to, the engagement of consultants, the documentation of existing controls and the implementation of new controls or modification of existing controls as deemed appropriate.

We continue to devote substantial time and resources to the documentation and testing of our controls. If we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we could be subject to regulatory actions, civil or criminal penalties or shareholder litigation. In addition, failure to maintain adequate internal controls could result in financial statements that do not accurately reflect our financial condition, results of operations and cash flows.

We are dependent on key personnel

We are dependent upon a small number of key personnel. Brian R. Kahn is the Chairman of the Board and Chief Executive Officer of API and is instrumental in directing our growth. We are depending upon Mr. Kahn to continue to act in such capacity. Bel Lazar, API’s President and Chief Operating Officer, is also important to API’s future strategy. The loss of the services of those individuals could have a material adverse effect on our business because we believe our success will depend in large part on the efforts of these individuals. While API entered into an employment letter agreement with Mr. Lazar, such letter agreement provides that his employment is at-will. We do not currently propose to enter into any long-term employment agreements or obtain key-man insurance in respect of such key personnel.

Downturns in the cyclical semiconductor or electronic component industries would adversely affect our operating results and our value

The semiconductor and electronic component industries are cyclical, and the value of our business may decline during the “down” portion of these cycles. The markets for our products depend on continued demand in the aerospace, military defense systems, and commercial end-markets, and these end-markets may experience changes in demand that could adversely affect our operating results and financial condition.

The defense, semiconductor and electronic components industries are highly competitive and increased competition could adversely affect our operating results

The areas of the defense, semiconductor and electronic component industries in which we do business are highly competitive. We expect intensified competition from existing competitors and new entrants. Competition is based on price, product performance, product availability, quality, reliability and customer service. Even in strong markets, pricing pressures may emerge. For instance, competitors may attempt to gain a greater market share by lowering prices. The market for commercial products is characterized by declining selling prices. We anticipate that average selling prices for our products will continue to decrease in future periods, although the timing and amount of these decreases cannot be predicted with any degree of certainty. We compete in various markets with companies of various sizes, many of which are larger and have greater financial and other resources than we have, and thus may be better able to pursue acquisition opportunities and to withstand adverse economic or market conditions. In addition, companies not currently in direct competition with us may introduce competing products in the future. We may not be able to compete successfully in the future and such competitive pressures may harm our financial condition and/or operating results.

We depend on limited suppliers for certain critical raw materials

Our manufacturing operations require raw materials that must meet exacting standards. Additionally, certain customers require us to buy from particular vendors due to their product specifications. We rely heavily on our ability to maintain access to steady sources of these raw materials at favorable prices. We do not have specific long-term contractual arrangements, but we believe we are on good terms with our suppliers. We cannot be certain that we will continue to have access to our current sources of supply at favorable prices, or at all, or that we will not encounter supply problems in the future. Any interruption in our supply of raw materials could reduce our sales in a given period, and possibly cause a loss of business to a competitor, if we could not reschedule the deliveries of our product to our customers. In addition, our gross profits could suffer if the prices for raw materials increase, especially with respect to sales associated with military contracts where prices are typically fixed.

Precious metals are subject to price fluctuations

Raw materials used in the manufacture of certain ceramic capacitors include silver, palladium, and platinum. Certain of our microwave components and systems require gold plating. Precious metals are available from many sources; however, their prices may be subject to significant fluctuations and such fluctuations may have a material and adverse affect on our operating results. Historically, the Company has been able to pass on precious metal price increase to its customers, in the form of precious metal price adders or direct sales price increases. However, there can be no assurance that customers will continue to accept these selling price adjustments and, as a result, there may be a material adverse affect on our operating margins and overall operating results.

We may not be able to develop new products to satisfy changes in demand

The industries in which we operate are dynamic and constantly evolving. We cannot provide any assurance that we will successfully identify new product opportunities and develop and bring products to market in a timely and cost-effective manner, or those products or technologies developed by others will not render our products or technologies obsolete or noncompetitive.

The introduction of new products presents significant business challenges because product development commitments and expenditures must be made well in advance of product sales. The success of a new product depends on accurate forecasts of long-term market demand and future technological developments, as well as on a variety of specific implementation factors, including:

•	timely and efficient completion of process design and development;

•	timely and efficient implementation of manufacturing and assembly processes;

•	product performance;

•	the quality and reliability of the product;

•	effective marketing, sales and service; and

•	sufficient demand for the product at an acceptable price.

The failure of our products to achieve market acceptance due to these or other factors could harm our business.

Cancellation or changes or delays in orders could materially reduce our net sales and operating results

We generally do not receive firm, long-term purchase commitments from our customers. Customers may cancel their orders, change production quantities or delay production for a number of reasons. Cancellations, reductions or delays by a significant customer or by a group of customers would seriously harm our results of operations for a period by reducing our net sales in that period. In addition, because many of our costs and operating expenses are fixed, a reduction in customer demand could harm our gross profit and operating income.

Our lengthy sales cycle may increase the likelihood that our quarterly net sales will fluctuate which may adversely affect the market price of our shares of common stock

Due to the complexity of our technology and the types of end uses for our products, our customers perform, and require us to perform, extensive process and product evaluation and testing, which results in a lengthy sales cycle. Our sales cycles can often last for several months, and may last for up to a year or more. Additionally, as we are a tier three supplier, our orders are dependent on funding and contract negotiations through multiple parties which can affect our receipt of orders due to matters outside of our control. Our business is moving towards a business base driven more by larger orders on major defense programs. As a result of these factors, our net sales and operating results may vary unpredictably from period to period. This fact makes it more difficult to forecast our quarterly results and can cause substantial variations in operating results from quarter to quarter that are unrelated to the long-term trends in our business. This lack of predictability in our results could adversely affect the market price of our common shares in particular periods.

We depend on military prime contractors for the sale of our products

We sell a substantial portion of our products to military prime contractors and the contract manufacturers who work for them. The timing and amount of sales to these customers ultimately depend on sales levels and shipping schedules for the products into which our components are incorporated. We have no control over the volume and timing of products shipped by our military prime contractors and the contract manufacturers who work for them, and we cannot be certain that our military prime contractors or the contract manufacturers who work for them will continue to ship products that incorporate our components at current levels, or at all. Our business will be harmed if our military prime contractors or the contract manufacturers who work for them fail to achieve significant sales of products incorporating our components or if fluctuations in the timing or reductions in the volume of such sales occur. Failure of these customers to inform us of changes in their production needs in a timely manner could also hinder our ability to effectively manage our business.

Our failure to comply with U.S. government laws, regulations and manufacturing facility certifications would reduce our ability to be awarded future military business

We must comply with laws, regulations and certifications relating to the formation, administration and performance of federal government contracts as passed down to us by our customers in their purchase orders, which affects our military business and may impose added cost on our business. We are subject to government audits and reviews of our accounting procedures, business practices, procedures, and internal controls for compliance with procurement regulations and applicable laws. We also could be subject to an investigation as a result of private party whistleblower lawsuits. Such audits could result in adjustments to our contract costs and profitability. If a government investigation uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including the termination of our contracts, the forfeiture of profits, the suspension of payments owed to us, fines, and our suspension or debarment from doing business with federal government agencies. In addition, we could expend substantial amounts defending against such charges and incur damages, fines and penalties if such charges are proven or result in negotiated settlements. Since defense sales account for a significant portion of our business, any debarment or suspension of our ability to obtain military sales would greatly reduce our overall net sales and profits, and would likely affect our ability to continue as a going concern.

Our products may be found to be defective, product liability claims may be asserted against us and we may not have sufficient liability insurance

One or more of our products may be found to be defective after shipment, requiring a product replacement, recall or repair which would cure the defect but impede performance of the product. We may also be subject to product returns, which could impose substantial costs and harm to our business.

Product liability claims may be asserted with respect to our technology or products. Although we currently have insurance, there can be no assurance that we have obtained a sufficient amount of insurance coverage, that asserted claims will be within the scope of coverage of the insurance, or that we will have sufficient resources to satisfy any asserted claims.

We typically provide a one-year product defect warranty from the date of sale. Historically, warranty costs have been nominal and have been within management’s expectations. We continually assess the necessity for a warranty provision and accrue amounts deemed necessary.

Our inability to protect our intellectual property rights or our infringement of the intellectual property rights of others could adversely affect our business

We principally rely on our skill in the manufacture of our products and delivery of our services and not on any proprietary technologies that we develop or license on an exclusive basis. Our manufacturing know-how is primarily embodied in our drawings and specifications, and information about the manufacture of these products purchased from others. Our future success and competitive position may depend in part upon our ability to obtain licenses of certain proprietary technologies used in principal products from the original manufacturers of such products. Our reliance upon protection of some of our production technology as “trade secrets” will not necessarily protect us from other parties independently obtaining the ability to manufacture our products or deliver similar services. In addition, there may be circumstances in which “know how” is not documented, but exists within the heads of various employees who may leave the Company or disclose our know how to third parties. We cannot assure you that we will be able to maintain the confidentiality of our production technology, dissemination of which could have a material adverse effect on our business.

Patents of third parties may have an important bearing on our ability to offer certain of our products and services. Our major competitors as well as other third parties may obtain and may have obtained patents related to the types of products and services we offer or plan to offer. We cannot assure you that we are or will be aware of all patents containing claims that may pose a risk of infringement by our products and services. In addition, some patent applications in the United States are confidential until a patent is issued and, therefore, we cannot evaluate the extent to which technology concerning our products and services may be covered or asserted to be covered by claims contained in pending patent applications. In general, if one or more of our products or services were found by a court to infringe patents held by others, we may be required to stop developing or marketing the products or services, to obtain licenses to develop and market the products or services from the holders of the patents or to redesign the products or services in such a way as to avoid infringing those patents. An adverse ruling arising out of any intellectual property dispute could also subject us to significant liability for damages.

We cannot assess the extent to which we may be required in the future to obtain licenses with respect to patents held by others, whether such license would be available or, if available, whether we would be able to obtain such licenses on commercially reasonable terms. If we are unable to obtain licenses with respect to patents held by others, and are unable to redesign our products to avoid infringement of any such patents, this could materially adversely affect our business, financial condition and operating results.

Also, we hold various patents and licenses relating to certain of our products. We cannot assure you as to the breadth or degree of protection that existing or future patents, if any, may afford us, that our patents will be upheld, if challenged, or that competitors will not develop similar or superior methods or products outside the protection of any patent issued to us. It is possible that our existing patent rights may not be valid. We may have to expend resources to protect our patents in the event a third party infringes our patents, although we cannot assure you that we will have the resources to prosecute all or any patent violations by third parties.

We must commit resources to product production prior to receipt of purchase commitments and could lose some or all of the associated investment

We sell many of our products pursuant to purchase orders for current delivery, rather than pursuant to long-term supply contracts. This makes long-term planning difficult. Further, many of these purchase orders may be revised or canceled prior to shipment without penalty. As a result, we must commit resources to the production of products without advance purchase commitments from customers. The cancellation or deferral of product orders, the return of previously sold products, or overproduction due to the failure of anticipated orders to materialize, could result in our holding excess or obsolete inventory. This could cause inventory write-downs. Our inability to sell products after we have devoted significant resources to them could have a material adverse effect on our business, financial condition and results of operations.

Variability of our manufacturing yields may affect our gross margins

Our manufacturing yields vary significantly among products, depending on the complexity of a particular product. The difficulties that may be experienced in the production process include: defects in subcontractors components, impurities in the materials used, equipment failure, and unreliability of a subcontractor. From time to time, we have experienced difficulties in achieving planned yields, which have adversely affected our gross margins. Yield decreases can result in substantially higher unit costs, which could materially and adversely affect our operating results and have done so in the past. Moreover, we cannot assure you that we will be able to continue to improve yields in the future or that we will not suffer periodic yield problems, particularly during the early production of new products or introduction of new process technologies. In either case, our results of operations could be materially and adversely affected.

Our inventories may become obsolete

The life cycles of some of our products depend heavily upon the life cycles of the end products into which these products are designed. Products with short life cycles require us to manage closely our production and inventory levels. Inventory may also become obsolete. The life cycles for electronic components have been shortening over time at an accelerated pace. We may be adversely affected in the future by obsolete or excess inventories which may result from unanticipated changes in the estimated total demand for our products or the estimated life cycles of the end products into which our products are designed.

Interruptions, delays or cost increases affecting our materials, parts, equipment or subcontractors may impair our competitive position

Some of our products are assembled and tested by third-party subcontractors. We do not have any long-term agreements with these subcontractors. As a result, we may not have assured control over our product delivery schedules or product quality. Due to the amount of time typically required to qualify assemblers and testers, we could experience delays in the shipment of our products if we are forced to find alternative third parties to assemble or test them. Any product delivery delays in the future could have a material adverse effect on our operating results and financial condition. Our operations and ability to satisfy customer obligations could be adversely affected if our relationships with these subcontractors is disrupted or terminated.

Environmental liabilities could adversely impact our financial position

United States, Canadian, and United Kingdom laws and regulations impose various restrictions and controls on the discharge of materials, chemicals and gases used in our semiconductor and other manufacturing processes or in our finished goods. Under environmental regulations, we are responsible for determining whether certain toxic metals or chemicals are present in any given components we purchase and in each product we sell. These environmental regulations have required us to expend a portion of our resources and capital on relevant compliance programs. In addition, under other laws and regulations, we could be held financially responsible for remedial measures if our current or former properties are contaminated or if we send waste to a landfill or recycling facility that becomes contaminated, even if we did not cause the contamination. Also, we may be subject to additional common law claims if we release substances that damage or harm third parties. Further, future changes in environmental laws or regulations may require additional investments in capital equipment or the implementation of additional compliance programs in the future. Any failure to comply with environmental laws or regulations could subject us to significant liabilities and could have material adverse effects on our operating results, cash flows and financial condition.

In the conduct of our manufacturing operations, we have handled and do handle materials that are considered hazardous, toxic or volatile under applicable laws. The risk of accidental release of such materials cannot be completely eliminated. In addition, we operate or own facilities located on or near real property that was formerly owned and operated by others. These properties were used in ways that may have involved hazardous materials. Contaminants may migrate from, or within or through any such property. These risks may give rise to claims. Where third parties are responsible for contamination, the third parties may not have funds, or not make funds available when needed, to pay remediation costs imposed upon us jointly with third parties under environmental laws and regulations.

Risks Relating to Our Shares of Common Stock

Our stock market price and trading volume is volatile

The market for our common stock is volatile. Our share price is subject to volatility in both price and volume arising from market expectations, announcements and press releases regarding our business, and changes in estimates and evaluations by securities analysts or other events or factors.

Over the years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies, particularly smaller-capitalization companies like us, have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values, or prospects of such companies. For these reasons, our shares of common stock are subject to significant volatility resulting from purely market forces over which we will have no control. Further, the market for our common stock has been very thin. As a result, our shareholders may be unable to sell significant quantities of common stock in the public trading markets without a significant reduction in the price of our common shares.

We do not expect to pay dividends

We intend to invest all available funds to finance our growth. Therefore our shareholders cannot expect to receive any dividends on our shares of common stock in the foreseeable future. Even if we were to determine that a dividend could be declared, we could be precluded from paying dividends by restrictive provisions of loans, leases or other agreements or by legal prohibitions under applicable corporate law.

Our failure to comply with The NASDAQ Stock Market’s continued listing standards may adversely affect the price and liquidity of our shares of common stock as well as our ability to raise capital in the future.

Our common stock commenced trading on the NASDAQ Capital Market on June 27, 2011 under the symbol ATNY. Until we became listed on NASDAQ, our common stock was quoted and traded on the OTC Bulletin Board. NASDAQ requires listed companies to maintain minimum financial thresholds and comply with certain corporate governance regulations to remain listed. If we are unsuccessful in maintaining compliance with the continued listing requirements of NASDAQ, then our common stock could be delisted and may trade only in the secondary markets such as OTC Bulletin Board. Delisting from NASDAQ could adversely affect our liquidity and price of our common stock as well as our ability to raise capital in the future.

Shareholders may experience dilution if a significant proportion of our outstanding options and warrants are exercised

Because our success is highly dependent upon our employees, directors and consultants, we have and intend in the future to grant to some or all of our key employees, directors and consultants options or warrants to purchase shares of our common stock as non-cash incentives. We have adopted an equity incentive plan for this purpose. To the extent that significant numbers of such options may be exercised when the exercise price is below the then current market price for our common shares, the interests of the other shareholders of the company may be diluted. As of May 31, 2011, we have outstanding options to purchase 2,285,999 shares of common stock that were granted to directors, officers, employees and consultants that have a weighted average price of $5.74. In addition, we issued the following: in December 2009 we issued 62,500 warrants with an exercise price of $5.08 per share, and on January 20, 2010 and January 22, 2010, we issued warrants to purchase an aggregate of 892,862 shares of common stock with an exercise price of $5.60 per share.

FORWARD LOOKING STATEMENTS

This document and the documents incorporated in this document by reference contain forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact contained in this document and the materials accompanying this document are forward-looking statements.

The forward-looking statements are based on the beliefs of our management, as well as assumptions made by and information currently available to our management. Frequently, but not always, forward-looking statements are identified by the use of the future tense and by words such as “believes,” “expects,” “anticipates,” “intends,” “will,” “may,” “could,” “would,” “projects,” “continues,” “estimates” or similar expressions. Forward-looking statements are not guarantees of future performance and actual results could differ materially from those indicated by the forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements.

The forward-looking statements contained or incorporated by reference in this prospectus are forward-looking statements and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. These statements include declarations regarding our plans, intentions, beliefs or current expectations.

The forward-looking statements included in this prospectus are made only as of the date of this prospectus. We have included important factors in the cautionary statements included in this prospectus and the documents incorporated by reference in this prospectus, particularly in the sections entitled “Risk Factors,” that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. These uncertainties and other risk factors include, but are not limited to: changing economic and political conditions in the United States and in other countries; the ability to integrate effectively acquired companies; war or other acts of political unrest; changes in governmental spending and budgetary policies; governmental laws and regulations surrounding various matters such as environmental remediation, contract pricing, and international trading restrictions; customer product acceptance; continued access to capital markets; and foreign currency risks.

We further caution investors that other factors might, in the future, prove to be important in affecting our results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Forward-looking statements are expressly qualified in their entirety by this cautionary statement. The forward-looking statements included in this document are made as of the date of this document and we do not undertake any obligation to update forward-looking statements to reflect new information, subsequent events or otherwise.

In addition to the other information contained or incorporated by reference in this prospectus, you should carefully consider the risk factors disclosed in this prospectus or any prospectus supplement when evaluating an investment in our common stock.

USE OF PROCEEDS

Because our common stock will be issued in exchange for or to purchase exchangeable shares, we will not receive any cash proceeds upon the issuance of our common stock registered in this prospectus. No broker, dealer or underwriter has been engaged with this offering. The exchangeable shares were issued to former shareholders of API Ontario in connection with the Business Combination.

RECENT DEVELOPMENTS

On January 21, 2011, we completed our acquisition of SenDEC from Vintage Albany Acquisition, LLC, which we refer to as Vintage, and in connection with the acquisition issued 22 million shares of our common stock to Vintage. SenDEC’s audited financial statements as of and for the years ended July 31, 2010 and 2009, can be found in our Current Report on Form 8-K/A filed with the SEC on April 7, 2011, and are incorporated by reference in this prospectus.

On June 1, 2011, API completed the acquisition of Spectrum, as provided for in the Agreement and Plan of Merger entered into on March 28, 2011 by API, Spectrum, and Erie Merger Corp., a wholly owned subsidiary of API. Spectrum is a leading designer and manufacturer of high performance, custom solutions for the defense, aerospace, industrial, and medical industries headquartered in Fairview, Pennsylvania. Pursuant to the Agreement and Plan of Merger, each share of common shares of Spectrum was converted into the right to receive $20.00 in cash, without interest. The total transaction value was approximately $270 million, including the value of stock options cashed-out as a result of the Spectrum acquisition. Spectrum’s audited financial statements as of and for the years ended November 30, 2010 and 2009, can be found in our Current Report on Form 8-K/A filed with the SEC on July 8, 2011, and are incorporated by reference in this prospectus.

Also on June 1, 2011, in connection with the Spectrum acquisition, API entered into a Credit Agreement with Morgan Stanley Senior Funding, Inc., as lead arranger, sole book-runner and administrative agent, providing for a secured term loan in the principal amount of $200 million and a $15 million secured revolving credit facility, with an option for the Company to request an increase in the revolving credit facility commitment of up to an aggregate of $5 million. The Credit Agreement was subsequently amended and restated to provide for a secured term loan facility in the principal amount of $170 million and $15 million secured revolving credit facility. API also on June 27, 2011 completed a private placement of approximately $31 million of common shares at a price of $6.50 per share.

PLAN OF DISTRIBUTION

Under the terms of a Plan of Arrangement approved by the Ontario Superior Court of Justice and in connection with the Business Combination among API, API Ontario and API Sub, API Sub has issued and may issue 0.83 shares of our common stock, or at a Canadian shareholder’s option, 0.83 exchangeable shares (these ratios reflect a five-for-one stock split in November 2007, a one-for-fifteen reverse stock split in September 2008 and a one-for-four reverse stock split in December 2011), for each existing common share of API. The exchangeable shares have economic rights, including the right to equivalent dividends, and voting attributes substantially equivalent to those of our common stock. Holders of API Ontario common shares who properly exercised their rights of dissent were not issued any exchangeable shares or shares of our common stock and have been or will be paid fair value for their API Ontario common shares. Our common stock may be issued to holders of exchangeable shares through the holder’s election, upon API Sub’s redemption or purchase, or upon API Sub’s or our liquidation.

Although our common stock will be issued to you in exchange for your exchangeable shares, our stock may be issued to you using various legal mechanisms. For instance, you have the right to exchange or cause the redemption of your exchangeable shares. By exercising these rights, you may require an exchange by us or redemption by API Sub, as the case may be, of your exchangeable shares for our common stock. Your rights to require us to exchange the Exchangeable Share for our common stock are called:

•	exchange put rights; and

•	retraction rights;

Also, we may issue our common stock to you as a result of an automatic exchange or redemption. Upon the occurrence of specified triggering event, you will be required to exchange your exchangeable shares for our common stock. These rights arise automatically upon the occurrence of triggering events and are called:

•	the automatic redemption right;

•	the optional exchange right;

•	the liquidation right; and

•	the automatic exchange right.

Finally, we may exercise our rights to require you to sell your exchangeable shares for our common stock and receive the identical consideration that you would receive upon an exchange of your exchangeable shares. Our call rights permit us to require you to sell your exchangeable shares for our common stock if you exercise your retraction rights or in any circumstance where API Sub would otherwise be required to redeem your exchangeable shares. We plan to exercise our call rights, when available, through our wholly-owned subsidiary API Nanotronics Holdings Corp., or API Holdings, and currently foresee limited, if any, circumstances under which we would not exercise our call rights rather than permit your exchangeable shares to be redeemed by API Sub. Accordingly, we expect that you will receive our common stock only through an exchange with API Holdings, as opposed to upon redemption by API Sub, of your exchangeable shares for our common stock. While in either case you would receive the same consideration, the tax consequences resulting from an exchange with us will be substantially different from the tax consequences resulting from a redemption by API Sub. We may, at our option, cause API Holdings to acquire your exchangeable shares in our place and deliver to you your shares of our common stock. Thus, for purposes of describing our call right below, references to our acquisition of your exchangeable shares and our delivery of our common stock for your exchangeable shares includes the acquisition and delivery by our Canadian subsidiary of our common stock for your exchangeable shares. Our call rights are called, depending on the circumstances under which they are exercised, our:

•	retraction call rights;

•	liquidation call rights; and

•	redemption call rights.

Your rights to exchange or redeem your shares

Your right to receive our common stock. We have granted your exchange put right described below to Equity Transfer & Trust Company as trustee (the “Trustee”), for the benefit of the holders of the exchangeable shares. You also have the right to retract (i.e., require API Sub to redeem, subject to our retraction call rights) any or all of your exchangeable shares.

Your exchange put right. You may require us to exchange all or any part of your exchangeable shares for an equivalent number of shares of our common stock, plus cash equal to the cash dividends declared on our common stock and not also paid to holders of the exchangeable shares between the closing of the Business Combination and the date of exchange (“the “Unpaid Dividends”), if any. You may exercise your exchange put right by presenting to the Trustee at its principal offices in Toronto, Ontario:

•	written notice;

•	a certificate or certificates for the exchangeable shares you want to exchange; and

•	other documents and instruments as may be required to effect a transfer of exchangeable shares as provided in the voting and exchange trust agreement among us, API Sub and the Trustee.

An exchange pursuant to this right will be completed not later than the close of business on the third business day following receipt by the trustee of the items listed above.

Your retraction rights. Subject to applicable law and our retraction call right, you are entitled at any time to retract (i.e., require API Sub to redeem) any of your exchangeable shares and to receive an equal number of shares of our common stock plus the equivalent amount of Unpaid Dividends on the exchangeable shares, if any. You may cause a redemption by presenting certificates representing the number of exchangeable shares you wish to redeem to the Trustee or API Sub, together with a duly executed retraction request:

•	specifying the number of exchangeable shares you desire to have redeemed;

•	stating the retraction date on which you desire to have us redeem your exchangeable shares, which must be a business day between five and ten days from the date of delivery of the request; and

•

acknowledging our retraction call right to purchase all but not less than all of the retracted exchangeable shares directly from you and that the retraction request will be deemed to be a revocable offer by you to sell the retracted shares to us in accordance with our retraction call right on the terms and conditions described below.

Upon receipt of a retraction request, API Sub will promptly notify us upon receipt of a retraction request.

Your retraction rights are subject to our retraction call rights. In order to exercise our retraction call right, we must notify API Sub of our determination to do so within two business days of our receipt of notification. If we deliver the call notice within two business days, and you have not revoked your retraction request in the manner described below, API Sub will not redeem the retracted shares and we (or API Holdings) will purchase from you the retracted shares on the retraction date. If we do not deliver the call notice within the two business day period, and you have not revoked your retraction request, API Sub will redeem the retracted shares on the retraction date.

You may withdraw your retraction request by giving notice in writing to API Sub before the close of business on the business day immediately preceding the date specified as the retraction date. If you withdraw your retraction request, your offer to sell the retracted exchangeable shares to us will be deemed to have been revoked.

If, as a result of liquidity or solvency requirements or other provisions of applicable law, API Sub is not permitted to redeem all those exchangeable shares you desire to retract, API Sub will redeem only those exchangeable shares you have tendered as would be permitted by applicable law.

If any of your exchangeable shares are not redeemed by API Sub as a consequence of applicable law or purchased by us, you will be deemed to have required us to purchase your unretracted shares in exchange for an equal number of shares of our common stock, plus the amount of all of our dividends then payable and unpaid, if any, on the retraction date pursuant to your exchange put right as provided for in the voting and exchange trust agreement described below.

In connection with the payment of the retraction price by API Sub, API Sub is authorized to liquidate some of our shares to otherwise be received by a shareholder to fund any statutory withholding tax obligation.

Your automatic rights to receive shares of our common stock

The automatic redemption right. Subject to applicable law and our redemption call rights, on an automatic redemption date, API Sub will redeem all but not less than all of the then outstanding exchangeable shares in exchange for an equal number of shares of our common stock, plus the equivalent amount of all Unpaid Dividends, if any. Notwithstanding any proposed redemption of the exchangeable shares, our redemption call rights give us the overriding right to acquire on an automatic redemption date, all but not less than all, of the outstanding exchangeable shares in exchange for an equal number of shares of our common stock, plus the amount of all Unpaid Dividends, if any.

An automatic redemption date is the first to occur of:

•	the date selected by the API Sub Board of Directors, if the selected date is later than the tenth anniversary of the closing of the Business Combination;

•

the date selected by the API Sub Board of Directors, if the selected date is later than the third anniversary of the closing of the Business Combination with API and if less that 10% of the number of exchangeable shares issuable at the closing of the Business Combination with API, other than exchangeable shares held by us and entities controlled by us, are outstanding;

•

the business day prior to the record date for any meeting or vote of the API Sub shareholders to consider any matter in which the holders of exchangeable shares would be entitled to vote as API Sub shareholders, but excluding any meeting or vote as described in the paragraph immediately below; and

•

the business day following the day on which the holders of exchangeable shares fail to take the necessary action at a meeting or other vote of holders of exchangeable shares, if and to the extent the action is required, to approve or disapprove, as applicable, any change to, or in the rights of the holders of, the exchangeable shares, if the approval or disapproval, as applicable, of the change would be required to maintain the economic and legal equivalence of the exchangeable shares and our common stock.

At least 45 days before an automatic redemption date or before a possible automatic redemption date which may result from a failure of the holders of the exchangeable shares to take a necessary action as described above, API Sub shall provide you with written notice of the proposed redemption or possible redemption of the exchangeable shares by API Sub. In the case of a possible automatic redemption date, the notice will be given contingently and will be withdrawn if the contingency does not occur.

The optional exchange right. Upon the occurrence and during the continuance of a API Sub insolvency event, you will be entitled to instruct the Trustee, to exercise the optional exchange right, with respect to any of your exchangeable shares, requiring us to acquire your exchangeable shares. Immediately upon the occurrence of a API Sub insolvency event or any event which may, with the passage of time of the giving of notice, become a API Sub insolvency event, we and API Sub will give written notice to the Trustee. The Trustee will then promptly notify you of the event or potential event and will advise you of your rights with respect to the optional exchange right. The consideration for each exchangeable share to be acquired under the optional exchange right will be one share of our common stock, plus the Unpaid Dividends, if any.

API Sub insolvency event means:

•

the institution of, or the consent of API Sub to the institution of, any proceeding for API Sub to be adjudicated bankrupt or insolvent or to be dissolved or wound-up, or the filing of a petition, answer or consent seeking dissolution or winding-up under bankruptcy, insolvency or analogous laws;

•

the failure of API Sub to contest in good faith any bankruptcy, insolvency, dissolution, winding-up or analogous proceeding commenced against it within 15 days of becoming aware of the proceeding, or if so contested, the adjudication that API Sub is insolvent or bankrupt;

•	the consent of API Sub to the filing of any bankruptcy, insolvency, dissolution, winding-up or analogous petition or to the appointment of a receiver;

•	the making by API Sub of a general assignment for the benefit of creditors, or the admission in writing of its inability to pay its debts generally as they become due; or

•	API Sub’s not being permitted, pursuant to liquidity or solvency requirements of applicable law, to redeem any exchangeable shares pursuant to a retraction request.

If, as a result of liquidity or solvency requirements or other provisions of applicable law, API Sub is not permitted to redeem all of your exchangeable shares tendered for retraction in accordance with your retraction call rights, you will be deemed to have exercised the optional exchange right with respect to your unredeemed exchangeable shares, and we will be required to purchase (i.e. issue our common stock to you and pay you your Unpaid Dividends in exchange for your shares) your unredeemed shares.

The liquidation right. Subject to our liquidation call right, in the event of the liquidation, dissolution or winding-up of API Sub or any other distribution of assets of API Sub among its shareholders for the purpose of winding-up its affairs, you will be entitled to receive for each exchangeable share one share of our common stock, together with the amount of all Unpaid Dividends, if any.

The automatic exchange right. In the event of an API liquidation event, you will be deemed to have sold your exchangeable shares to us for an equal number of shares of our common stock, plus the equivalent amount of all Unpaid Dividends, if any.

An API liquidation event is:

1.	any determination by our Board of Directors to institute voluntary liquidation, dissolution or winding-up proceedings of API or to effect any other distribution of our assets among our shareholders for the purpose of winding-up our affairs; or

2.	the earlier of receipt of notice of, and our otherwise becoming aware of, any threatened or instituted claim or other proceeding with respect to the involuntary liquidation, dissolution or winding-up of API or to effect any other distribution of our assets among our shareholders for the purpose of winding-up our affairs.

An automatic exchange will be deemed to have occurred immediately prior to the effective time of an event contemplated by the definition of API liquidation event.

Our call rights

In the circumstances described below, we will have overriding call rights to acquire your exchangeable shares by delivering an equal number of shares of our common stock, plus the equivalent amount of all Unpaid Dividends, if any. Different Canadian federal income tax consequences may arise depending upon whether we exercise our call rights or whether your exchangeable shares are redeemed by API Sub. See “Tax Considerations.”

Our retraction call right. If you exercise your retraction call rights by requesting API Sub to redeem your exchangeable shares, then you will be deemed to offer your exchangeable shares to us, and we will have an overriding retraction call right to acquire all, by not less than all, of the exchangeable shares that you have requested API Sub to redeem in exchange for an equal number of shares of our common stock, plus the amount of all Unpaid Dividends, if any.

Our liquidation call right. We have an overriding liquidation call right, in the event of and notwithstanding a proposed liquidation, dissolution or winding-up of API Sub or any other distribution of the assets of API Sub among its shareholders for the exchangeable shares then outstanding in exchange for an equal number of shares of our common stock, plus the amount of all Unpaid Dividends, if any. Upon the exercise of our liquidation call right, you will be obligated to transfer your exchangeable shares to us. Our acquisition of all of the outstanding exchangeable shares upon the exercise of our liquidation call right will occur on the effective date of the voluntary of involuntary liquidation, dissolution or winding-up of API Sub.

Our redemption call right. We have an overriding redemption call right to acquire on an automatic redemption date all, but not less than all, of the exchangeable shares then outstanding in exchange for an equal number of shares of our common stock, plus the equivalent amount of all Unpaid Dividends, if any, and upon the exercise of our redemption call right, you will be obligated to transfer your exchangeable shares to us in exchange for such consideration.

If we exercise one or more of our call rights, we will issue our common stock directly to you and will become the holder of your exchangeable shares. We will not be entitled to exercise any of the voting rights attached to your exchangeable shares. If we decline to exercise our call rights when available, we will be required to issue our common stock as API Sub directs, including to API Sub, which will, in turn, transfer our common stock to you in consideration for the return and cancellation of your exchangeable shares. If we do not exercise our call rights when applicable and instead deliver our common stock as API Sub directs, you would receive the same consideration, but the Canadian tax consequences will be substantially different. See “Tax Considerations.” However, we anticipate that we will exercise our call rights, when available, and currently foresee limited, if any, circumstances under which we would not exercise our call rights. In addition, we do not anticipate any restriction or limitation on the number of exchangeable shares we would acquire upon the exercise of our call rights.

In any circumstance where we are required to purchase your exchangeable shares, we may establish a separate Canadian subsidiary solely for the purpose of acquiring from us and delivering to you those shares of our common stock. In either case, the tax consequences of the exchange to you will be substantially identical.

DESCRIPTION OF OUR AND API SUB’S SHARE CAPITAL

Our Share Capital

Common stock

We are authorized by our certificate of incorporation to issue up to 100,000,000 shares of common stock, $0.001 par value per share, of which 49,142,342 shares were issued and outstanding as of May 17, 2011. Each share of our common stock has one vote on all matters to be voted upon by our stockholders. No share of our common stock affords any cumulative voting or preemptive rights or is convertible, redeemable, assessable or entitled to the benefits of any sinking or repurchase fund. Holders of our common stock will be entitled to dividends in such amounts and at such times as our board, in its discretion, may declare out of funds legally available for the payment of dividends. We do not anticipate paying dividends in the foreseeable future. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in our remaining property and assets.

Additionally, in connection with the Business Combination, 584,631 exchangeable shares are issued and outstanding and not held by one of our subsidiaries as of May 17, 2011 and approximately 41,700 shares of either our common stock or exchangeable shares may be issued for the remaining API Ontario common shares that have not yet elected to receive either our common stock or exchangeable shares. While we do not yet know what portion of the API Ontario common shares will become shares of our common stock and what portion will become exchangeable shares, the exact proportions are not material to us because the exchangeable shares are equivalent, to the extent practicable, of shares of our common stock.

Special voting stock and rights related to the exchangeable shares

Special Voting Stock. A single share of special voting stock, par value $0.01 per share, designated as special voting stock, was created pursuant to the amendment to our certificate of incorporation that was filed in connection with the closing of the Business Combination and was issued to the Trustee. Except as otherwise required by law or our certificate of incorporation, the special voting stock possesses the number of votes equal to the number of outstanding exchangeable shares from time to time not owned by us or our affiliates, which votes may be exercised for the election of directors and on all other matters submitted to a vote of our stockholders. With respect to any written consent sought from our stockholders, each vote attached to the special voting stock is exercisable in the same manner as a vote at a meeting.

The holders of our common stock and the holder of the special voting stock will vote together as a single class on all matters. The special voting stock has been issued to the Trustee, who was appointed under the voting and exchange trust agreement, for the benefit of the holders of exchangeable shares, other than us or our subsidiaries. The Trustee is not be entitled to receive dividends, and, in the event of our liquidation, dissolution or winding up, will receive an amount equal to the par value thereof. The rights of a holder of exchangeable shares to exercise the votes attached to the special voting stock will cease upon the exchange of such holder’s exchangeable shares for shares of our common stock. At such time as the special voting stock has no votes attached to it because there are no exchangeable shares outstanding not owned by us or our affiliates, the special voting stock will cease to have any rights.

Voting and Exchange Trust Agreements. The voting and exchange trust agreement provides the following mechanics for voting the special voting share:

Each holder of an exchangeable share on the record date for any meeting at which our stockholders are entitled to vote will be entitled to instruct the Trustee to exercise one of the votes attached to the special voting stock for such Exchangeable Share. The Trustee will exercise each vote attached to the special voting stock only as directed by the relevant holder and, in the absence of instructions from a holder as to voting, will not exercise such votes. If a holder either has not previously given the Trustee voting instructions with respect to the meeting or submits to the Trustee written revocation of such previous instructions, a holder may, upon instructing the Trustee, obtain a proxy from the Trustee entitling the holder to vote directly at the relevant meeting the votes attached to the special voting stock to which the holder is entitled.

The Trustee will send to the holders of the exchangeable shares the notice of each meeting at which our shareholders are entitled to vote, together with the related meeting materials and a statement as to the manner in which the holder may instruct the Trustee to exercise the votes attaching to the special voting stock, at the same time as we send such notice and materials to our stockholders. The Trustee will also send to the holders of exchangeable shares copies of all information statements, interim and annual financial statements, reports and other materials sent by us to our stockholders at the same time as such materials are sent to our stockholders. To the extent that we provide such materials to the Trustee, the Trustee will also send to the holders of exchangeable shares all materials sent by third parties to our stockholders, including dissident proxy circulars and tender and exchange offer circulars, as soon as possible after such materials are first sent to our stockholders.

With the exception of administrative changes, for the purpose of adding covenants for the protection of the holders of the exchangeable shares, making necessary amendments or curing ambiguities or clerical errors (in each case provided that our board of directors and the board of directors of API Sub and the Trustee and its counsel are of the opinion that such amendments are not prejudicial to the interests of the holders of the exchangeable shares), the voting and exchange trust agreement may not be amended without the approval of the holders of the exchangeable shares.

Support Agreement. We have entered into a support agreement with API Sub containing agreements that affect our share capital (the “Support Agreement”). The following is a summary description of the material provisions of the Support Agreement, and is qualified in its entirety be reference to the full text of the Support Agreement, the form of which is incorporated by reference in this prospectus.

Under the Support Agreement, we have agreed that so long as any exchangeable shares are outstanding we will:

•	not declare or pay dividends on our common stock unless API Sub is able to and simultaneously pays an equivalent dividend on the exchangeable shares;

•

advise API Sub in advance of the declaration of any dividend on the our common stock and ensure that the declaration date, record date and payment date for dividends on the exchangeable shares are the same as that for our common stock;

•	ensure that the record date for any dividend declared on our common stock is not less than ten business days after the declaration date for such dividend;

•

take all actions and do all things necessary to ensure that API Sub is able to provide to the holders of the exchangeable shares the equivalent number of shares of our common stock in the event of the automatic conversion of exchangeable shares into our common stock, the exercise by a holder of exchangeable shares of the holder’s redemption right or a liquidation, dissolution, or winding-up of API Sub or any other distribution of the assets of API Sub for the purpose of winding-up its affairs, a retraction request by a holder of exchangeable shares, or a redemption of exchangeable shares by API Sub;

•	not vote or otherwise take any action or omit to take any action causing the liquidation, dissolution or winding-up of API Sub; and

•

not take any action that, or omit to take any action the omission of which would result in a meeting of API Sub shareholders other than a meeting relating to certain changes required to maintain the economic and legal equivalence of the exchangeable shares and our common stock.

The Support Agreement also provides that we will not (i) distribute additional shares of our common stock or rights to subscribe for common stock or other property or assets to all or substantially all holders of shares of our common stock, unless we are or API Sub is permitted under applicable law to, and we do or API Sub does, distribute the economic equivalent simultaneously to the holders of exchangeable shares; or (ii) make any changes (either by subdivision, combination or otherwise) to our outstanding common shares which would result in a greater or lesser number of our common shares or make any other changes or effect any mergers or other transactions involving or affecting our common shares, unless we are or API Sub is permitted under applicable law to, and we effect or API Sub effects simultaneous to such changes, the same or economically equivalent changes to the exchangeable shares.

We have further agreed that in the event a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to our common stock is proposed by us or is proposed to us or our stockholders and is recommended by the our board or directors, then we, in good faith, shall take all actions as are necessary to permit the holders of the exchangeable shares to participate in such transaction to the same extent and on an equivalent basis as the holders of our common stock.

We have agreed that as long as there remain outstanding exchangeable shares not owned by us or any entity controlled by us, we will remain the beneficial owner, directly or indirectly, of all outstanding common shares of API Sub. Notwithstanding this agreement, we will not violate this agreement if any person or group of persons acting jointly or in concert acquires our common stock pursuant to a merger and we are not the survivor.

With the exception of administrative changes for the purpose of adding covenants for the protection of the holders of the exchangeable shares, making necessary amendments or curing ambiguities or clerical errors (in each case provided that our board of directors and the board of directors of API Sub is of the opinion that such amendments are not prejudicial to the interests of the holders of the exchangeable shares), the Support Agreement may not be amended without the approval of the holders of the exchangeable shares.

Under the Support Agreement, we have agreed not to exercise any voting rights attached to the exchangeable shares owned by us or any entity controlled by us on any matter considered at meetings of holders of exchangeable shares (including any approval sought from such holders in respect of matters arising under the Support Agreement).

API Sub’s Share Capital

The share capital of API Sub is as summarized below. This summary is qualified in its entirety by reference to the share capital of API Sub and other provisions included in API Sub’s articles of incorporation, which are incorporated by reference in this prospectus.

Common Shares

API Sub is authorized to issue an unlimited number of shares of common stock, no par value per share. There are 100 common shares issued and outstanding, all of which are owned by us. The holders of API Sub common shares will be entitled to receive notice of and to attend all meetings of the shareholders of API Sub and will be entitled to one vote for each share held of record on all matters submitted to a vote of holders of API Sub common shares. Subject to the prior rights of the exchangeable shares and any other shares ranking prior to the common shares, the holders of API Sub common shares will be entitled to receive such dividends as may be declared by the API Sub Board of Directors out of funds legally available therefore. We, as holder of the API Sub common shares, will be entitled upon any liquidation, dissolution or winding-up of API Sub, subject to the prior rights of the holders of the exchangeable shares and to any other shares ranking senior to our common stock, to share ratably in the remaining property and assets of API Sub.

Exchangeable Shares

General. API Sub is authorized to issue an unlimited number of exchangeable shares, no par value per share. API Sub has issued and outstanding 584,631 exchangeable shares not held by our affiliates as of May 4, 2010 and may issue up to an additional 41,700 exchangeable shares pursuant to the Business Combination. If former holders of common stock of API Ontario request to receive shares of our common stock instead of exchangeable shares, API Sub will not issue exchangeable shares to those former holders of API common stock.

Ranking. The exchangeable shares will be entitled to a preference over the API Sub common shares and any other shares ranking junior to the exchangeable shares with respect to the payment of dividends and the distribution of assets in the event of the liquidation, dissolution or winding up of API Sub.

Dividends. Holders of exchangeable shares will be entitled to receive dividends equivalent to dividends paid from time to time by us on shares of our common stock. The declaration date, record date and payment date for dividends on the exchangeable shares will be the same as that for the corresponding dividends on the our common stock.

Certain Restrictions. Without the approval of the holders of the exchangeable shares, API Sub may not:

1.	pay any dividend on the API Sub common shares, or any other shares ranking junior to the exchangeable shares, other than stock dividends payable in such other shares ranking junior to the exchangeable shares;

2.	redeem, purchase or make any capital distribution in respect of API Sub common shares or any other shares ranking junior to the exchangeable shares with respect to the payment of dividends or on any liquidation distribution;

3.	redeem or purchase any other shares of API Sub ranking equally with the exchangeable shares with respect to the payment of dividends or on any liquidation distribution; or

4.	amend the certificate of incorporation or bylaws of API Sub in any manner that would affect the rights or privileges of the holders of exchangeable shares.

The restriction in the first three points above will not apply at any time when the dividends on the outstanding exchangeable shares corresponding to dividends declared on our common stock have been declared and paid in full. API Sub is not restricted from issuing additional common shares or exchangeable shares.

Liquidation. In the event of the liquidation, dissolution or winding-up of API Sub, a holder of exchangeable shares will be entitled to receive for each Exchangeable Share one share of our common stock, together with the equivalent amount of all Unpaid Dividends, if any.

Retraction Right, Exchange Put Right and Automatic Redemption Right. The exchangeable share provisions also provide for the retraction right, the exchange put right and the automatic redemption right. See “Plan of Distribution” on page 19.

Voting Rights. Except as required by applicable law, the holders of the exchangeable shares will not be entitled as such to receive notice of or attend any meeting of the shareholders of API Sub or to vote at any such meeting.

Amendment and Approval. The rights, privileges, restrictions and conditions attaching to the exchangeable shares may be changed only with the approval of the holders thereof. Any such approval or any other approval or consent to be given by the holders of the exchangeable shares will be sufficiently given if given in accordance with applicable law and subject to a minimum requirement that such approval or consent be evidenced by a resolution passed by not less than 66 2/3% of the votes cast thereon at a meeting of the holders of exchangeable shares (other than shares beneficially owned by us or entities controlled by us) duly called and held at which holders of at least 20% of the then outstanding exchangeable shares present or represented by proxy. In the event that no such quorum is present at such meeting within one-half hour after the time appointed therefore, then the meeting will be adjourned to such place and time not less than 10 days later as may be designated by the chairman of such meeting, and the holders of exchangeable shares present or represented by proxy at the adjourned meeting may transact the business for which the meeting was originally called. At the adjourned meeting, a resolution passed by the affirmative vote of not less than 66 2/3% of the votes cast thereon (other than shares beneficially owned by API Sub or entities controlled by us) will constitute the approval or consent of the holders of the exchangeable shares.

Actions of API Sub under Support Agreement. Under the exchangeable shares provisions, API Sub has agreed to take all such actions and do all such things as are necessary or advisable to perform and comply with its obligations under, and to ensure the performance and compliance by us with our obligations under, the Support Agreement.

TAX CONSIDERATIONS

Canadian federal income tax considerations

Subject to the qualifications and assumptions contained herein, the following is a summary of the material Canadian federal income tax consequences, as of the date of this prospectus relating to the transactions that are applicable to a former API Ontario shareholder who, for purposes of the Income Tax Act (Canada) (the “Canadian Tax Act”) and at all relevant times holds the exchangeable shares and holds or will hold our common stock as capital property, and deals at arm’s length and was not, is not and will not be affiliated with API Ontario, API Sub, API Holdings or us. This discussion does not apply to any holder who acquired shares on the exercise of an employee stock option, or with respect to whom we are a foreign affiliate within the meaning of the Canadian Tax Act, nor to a person who is a financial institution or a specified financial institution within the meaning of the Canadian Tax Act.

All holders of exchangeable shares and our common stock should consult their own tax advisors as to whether, as a matter of fact, they hold their exchangeable shares and/or our common stock as capital property for the purposes of the Canadian Tax Act.

This discussion is based on the current provisions of the Canadian Tax Act and the regulations thereto, the current provisions of the Convention Between the United States of America and Canada with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “U.S. Treaty”), counsel’s understanding of the current published administrative practices of the Canada Revenue Agency (the “CRA”), all in effect as of the date of this prospectus and officers’ certificates from API Ontario, API Sub and us as to certain factual matters. This discussion takes into account all specific proposed amendments to the Canadian Tax Act and the regulations thereto that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and assumes that all such proposed amendments will be enacted in their present form. No assurances can be given that the proposed amendments will be enacted in the form proposed, if at all.

Except for the foregoing, this summary does not take into account or anticipate any changes in law or administrative practices, whether by judicial, governmental or legislative action or decision, nor does it take into account provincial, territorial or non-Canadian income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein. No advance income tax ruling has been sought or obtained from the CRA to confirm the Canadian tax consequences of any of the transactions described herein.

THIS DISCUSSION IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE NOR ANY OPINION OR REPRESENTATION TO ANY PARTICULAR FORMER API ONTARIO SHAREHOLDER, HOLDER OF EXCHANGEABLE SHARES OR HOLDER OF OUR COMMON STOCK. THEREFORE, FORMER API ONTARIO SHAREHOLDERS, HOLDERS OF EXCHANGEABLE SHARES AND HOLDERS OF OUR COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE TRANSACTIONS IN THEIR PARTICULAR CIRCUMSTANCES. BECAUSE EXCHANGEABLE SHARES WERE ISSUED ONLY TO NON-U.S. HOLDERS, THIS SUMMARY DOES NOT ADDRESS ASPECTS OF U.S. TAXATION. IN ADDITION, THIS SUMMARY DOES NOT ADDRESS THE U.S. STATE OR LOCAL TAX CONSEQUENCES OR THE TAX CONSEQUENCES IN JURISDICTIONS OTHER THAN THE U.S. OF THE TRANSACTION.

YOU ARE URGED TO CONSULT WITH YOUR OWN TAX ADVISORS CONCERNING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY CONSEQUENCES TO YOU ARISING UNDER THE LAWS OF ANY OTHER TAXING REGIME OR JURISDICTION THAT MAY APPLY TO YOU, INCLUDING ESTATE, GIFT, STATE AND LOCAL TAX CONSEQUENCES.

For purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding or disposition of our common stock, including the receipt of dividends and the calculation of any adjusted cost base amounts and proceeds of disposition, must be converted into Canadian dollars based on the prevailing United States dollar exchange rate at the time such amounts arise.

Former API Ontario shareholders resident in Canada

The following portion of this discussion is generally applicable to a former API Ontario shareholder who, for purposes of the Canadian Tax Act, is resident or deemed to be resident in Canada at all relevant times (a “Canadian Holder”).

Holders of Exchangeable Shares and Ancillary Rights Where No Election is Made under Section 85 of the Canadian Tax Act. Where a Canadian Holder has exchanged API Ontario common shares for exchangeable shares and ancillary rights without making a valid joint election under subsection 85(1) or 85(2) of the Canadian Tax Act then the cost to such holder of the exchangeable shares acquired on the exchange of API Ontario common shares is equal to the fair market value of the exchangeable shares at the effective time of the exchange. The cost to such holder of the ancillary rights acquired on the exchange of the API Ontario common shares is equal to the fair market value of such rights at the effective time of the exchange.

The cost of exchangeable shares and the cost of ancillary rights received by a Canadian Holder on the exchange of API Ontario common shares will be averaged with the adjusted cost base to such holder of other exchangeable shares and the adjusted cost base to such holder of other ancillary rights, respectively, that are held at that time by such holder as capital property.

Holders of Exchangeable Shares and Ancillary Rights Where an Election was Made under Section 85 of the Canadian Tax Act. Where a Canadian Holder of API Ontario common shares has made a valid joint election under subsection 85(1) or 85(2) of the Canadian Tax Act in respect of an exchange of API Ontario common shares for exchangeable shares, then, in general, the cost to the eligible holder of exchangeable shares received on the exchange is equal to the elected amount minus the sum of (i) any cash received in respect of a fractional Exchangeable Share, and (ii) the fair market value at the effective time of the exchange of the ancillary rights received on the exchange. The cost to the eligible holder of the ancillary rights received on the exchange is equal to their fair market value at the effective time of the exchange.

The cost of exchangeable shares and the cost of ancillary rights received by a Canadian Holder on the exchange of API Ontario common shares will be averaged with the adjusted cost base to such holder of other exchangeable shares and the adjusted cost base to such holder of other ancillary rights, respectively, that are held at that time by such holder as capital property.

Call Rights. API Ontario is of the view, and has advised counsel, that the liquidation call right, the redemption call right and the retraction call right granted by API Ontario shareholders who have acquired the exchangeable shares have only a nominal value. Accordingly, no amount has been allocated to these rights. These determinations of value are not binding on the CRA and it is possible that the CRA could take a contrary view.

Dividends on Exchangeable Shares. In the case of a Canadian Holder of exchangeable shares who is an individual, dividends received or deemed to be received by the holder on exchangeable shares will be included in computing the holder’s income and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations.

In the case of a Canadian Holder of exchangeable shares that is a corporation, other than a “specified financial institution”, dividends received or deemed to be received by the holder on exchangeable shares will be included in computing the holder’s income and, subject to the special rules and limitations described below, will normally be deductible in computing its taxable income.

A Canadian Holder of exchangeable shares that is a “private corporation” (as defined in the Canadian Tax Act) or any other corporation resident in Canada and controlled or deemed to be controlled by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts) may be liable under Part IV of the Canadian Tax Act to pay a refundable tax of 33 1/3% on dividends received or deemed to be received on the exchangeable shares to the extent that such dividends are deductible in computing the holder’s taxable income. A holder of exchangeable shares that is a “Canadian-controlled private corporation” (as defined in the Canadian Tax Act) throughout the relevant taxation year may be liable to pay an additional refundable tax of 6 2/3% on dividends or deemed dividends on exchangeable shares that are not deductible in computing the holder’s taxable income.

The exchangeable shares are “taxable preferred shares” and “short-term preferred shares” for the purposes of the Canadian Tax Act. A Canadian resident holder of exchangeable shares who receives or is deemed to receive dividends on such shares will not be subject to the 10% tax under Part IV.1 of the Canadian Tax Act.

Redemption, Retraction or Exchange of Exchangeable Shares. A holder of exchangeable shares may not control whether such holder will receive our common stock by way of redemption (or retraction) of the exchangeable shares by API Sub or by way of purchase of the exchangeable shares by us. However, a holder who exercises the right of retraction will be notified if we will exercise our retraction call right, and if such holder does not wish to proceed, the holder may revoke its retraction request. As described below, the Canadian federal income tax consequences of a redemption (or retraction) by API Sub differ from those of an exchange by us (or API Holdings) using our common stock.

We plan to exercise our call rights, when available, through our wholly owned subsidiary API Holdings and currently foresee limited, if any, circumstances under which we would not exercise our call rights rather than permit your exchangeable shares to be redeemed by API Sub. Accordingly, we expect that you will receive our common stock only through an exchange with API Holdings, as opposed to upon redemption by API Sub, of your exchangeable shares for our common stock.

Redemption or Retraction by API Sub. On the redemption (or retraction) of exchangeable shares by API Sub, a Canadian Holder of the exchangeable shares will be deemed to receive a dividend equal to the amount, if any, by which the redemption (or retraction) proceeds (i.e. the fair market value at the time of shares of our common stock received by the holder of the exchangeable shares from API Sub on the redemption or retraction) exceeds the paid-up capital (for purposes of the Canadian Tax Act) at the time of the redemption (or retraction) of the exchangeable shares. On the redemption (or retraction) of exchangeable shares, the Canadian Holder of the exchangeable shares will also be considered to have disposed of the exchangeable shares for proceeds of disposition equal to the redemption (or retraction) proceeds (determined as described above) less the amount of such deemed dividend. The Canadian Holder of the exchangeable shares redeemed (or retracted) will, in general, realize a capital gain (or a capital loss) equal to the amount by which the adjusted cost base to the holder of the exchangeable shares immediately before redemption (or retraction) is less than (or exceeds) such proceeds of disposition. In the case of a Canadian Holder of exchangeable shares that is a corporation, in some circumstances, the amount of any deemed dividend arising on redemption (or retraction) may be treated as proceeds of disposition and not as a dividend.

Exchange by Us of Exchangeable Shares for Our Common Stock. On the exchange of exchangeable shares by a Canadian Holder with us or API Holdings as the case may be, for shares of our common stock, the holder will, in general, realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the exchangeable shares exceed (or are less than) (i) the adjusted cost base to the holder of the exchangeable shares immediately before the exchange, and (ii) any reasonable costs of disposition. For these purposes, the proceeds of disposition will be the fair market value at that time of the shares of our common stock received by the holder of the exchangeable shares from us or API Holdings on the exchange.

In the February 23, 2005 budget, the Department of Finance (Canada) indicated that it intended to release a detailed proposal for future amendments to the Canadian Tax Act to allow holders of shares of a Canadian corporation to exchange such shares for shares of a foreign corporation on a tax-deferred basis. This proposal reiterated statements made by the Department of Finance in 2000, 2003 and 2004. It is possible that the proposed amendments, if enacted into law, could, from the time any such change takes effect, allow a Canadian Holder of exchangeable shares to exchange such shares for our common stock on a tax-deferred basis. However, as of the date of this prospectus the Department of Finance has not released any draft legislation or details regarding the requirements for the tax-deferred share exchange, and there are no assurances that the requirements could be satisfied in the circumstances or that the proposed amendments will be enacted.

Disposition of Exchangeable Shares other than on Redemption or Exchange. A disposition or deemed disposition of exchangeable shares by a Canadian Holder, other than on a redemption (or retraction) by API Sub or an exchange of the shares with us or API Holdings as the case may be, will generally result in a capital gain (or capital loss) in an amount by which the proceeds of disposition exceed (or are less than) (i) the adjusted cost base to the holder of such shares immediately before the disposition, and (ii) any reasonable costs of disposition.

Taxation of Capital Gains and Capital Losses. One-half of any capital gain (the “taxable capital gain”) realized by a Canadian Holder will be included in the holder’s income for the year of disposition. One-half of any capital loss realized (the “allowable capital loss”) may be deducted by the Canadian Holder against taxable capital gains realized by the holder for the year of disposition. Any excess of allowable capital losses over taxable capital gains for the year of disposition may be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains in those other years to the extent and in the circumstances prescribed in the Canadian Tax Act.

Capital gains realized by a Canadian Holder that is an individual or trust, other than certain trusts, may give rise to alternative minimum tax under the Canadian Tax Act. A Canadian Holder that is a “Canadian-controlled private corporation” (as defined in the Canadian Tax Act) may be liable to pay an additional refundable tax of 6 2/3% on taxable capital gains.

If the Canadian Holder of an exchangeable share is a corporation, the amount of any capital loss realized on a disposition or deemed disposition of any such share may be reduced by the amount of dividends received or deemed to have been received by it on such share to the extent and under circumstances prescribed by the Canadian Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns an exchangeable share, or where a trust or partnership of which a corporation is a beneficiary or a member, is a member of a partnership or a beneficiary of a trust that owns any such share.

Dividends on Shares of Our Common Stock. Dividends on shares of our common stock will be included in the recipient’s income for the purposes of the Canadian Tax Act. Such dividends received by an individual shareholder will not be subject to the gross-up and dividend tax credit rules in the Canadian Tax Act. A shareholder that is a corporation will include such dividends in computing its income and generally will not be entitled to deduct the amount of such dividends in computing its taxable income. A shareholder that is throughout the relevant taxation year a “Canadian-controlled private corporation”, as defined in the Canadian Tax Act, may be liable to pay an additional refundable tax of 6 2/3% on its “aggregate investment income” for the year which will include such dividends. United States non-resident withholding tax on such dividends received by Canadian residents will be generally eligible for foreign tax credit or deduction treatment, where applicable, under the Canadian Tax Act. See “Tax Considerations” below.

Disposition of Shares of Our Common Stock. The cost of shares of our common stock received on a retraction, redemption or exchange of exchangeable shares will be equal to the fair market value of such shares at the time of such event. The adjusted cost base to a Canadian Holder of our common stock acquired on a retraction, redemption or exchange of exchangeable shares will be determined by averaging the cost of such shares with the adjusted cost base of all other shares of our common stock held by such holder as capital property immediately before the retraction, redemption or exchange, as the case may be. A disposition or deemed disposition of our common stock by a Canadian Holder will generally result in a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of such shares immediately before the disposition. The taxation of capital gains and capital losses is described above.

Foreign Property Information Reporting. With some exceptions, a taxpayer resident in Canada is a “specified Canadian entity” (as defined in the Canadian Tax Act) and is required to file an annual information return disclosing prescribed information concerning the ownership of “specified foreign property” (as defined in the Canadian Tax Act) where the cost amount of such property to the taxpayer exceeds CDN$100,000. Specified foreign property is defined in the Canadian Tax Act to include shares of the capital stock of a non-resident corporation and property that, under the terms or conditions thereof or any agreement related thereto, is convertible into, exchangeable for or confers a right to acquire, property that is a share of the capital stock of a non-resident corporation.

The exchangeable shares and the shares of our common stock are specified foreign property. As a result, if the aggregate cost amount of any specified foreign property held by a Canadian Holder (including any exchangeable shares and our common stock) at any time in a taxation year or fiscal period exceeds CDN$100,000, the holder will be required to file an information return for the year or period disclosing prescribed information, such as the cost amount of the specified foreign property and the amount of any dividends, interest and gains or losses realized in the year in respect of such specified foreign property. Canadian Holders should consult their own advisors to determine whether they will be subject to these rules with respect to their ownership of exchangeable shares and our common stock.

Proposed Tax Amendments Regarding Foreign Investment Entities (“FIE”). On October 30, 2003, the Minister of Finance released proposed amendments to the Canadian Tax Act generally applicable for taxation years commencing after 2002, regarding the taxation of certain interest in non-resident entities that are “foreign investment entities.” As part of the March 4, 2010 Federal budget, the FIE proposals were abandoned. Canadian Holders who voluntarily complied with the FIE proposals for years ending before March 5, 2010 should consult with their own tax advisors regarding their particular circumstances.

Former API Ontario shareholders not resident in Canada

The following portion of the discussion is applicable to former API Ontario shareholders who, for purposes of the Canadian Tax Act and any applicable tax treaty or convention and at all relevant times (i) have not been, are not and will not be resident or deemed to be resident in Canada at any time while they have held API Ontario common shares or hold or will hold our common stock; (ii) deal and will deal at arm’s length and are not affiliated with API Ontario, API Sub, API Holdings and us; and (iii) do not use or hold, are not deemed to use or hold and will not use or hold the API Ontario common shares or shares of our common stock in the course of carrying on a business (including an insurance business) in Canada (“Non-resident Holders”).

Dividends on Exchangeable Shares. Dividends paid or deemed to be paid on the exchangeable shares to a Non-resident Holder are subject to non-resident withholding tax under the Canadian Tax Act at the rate of 25%, although such rate may be reduced under the provisions of an applicable income tax treaty or convention. For example, under the U.S. Treaty, the rate is generally reduced to 15% in respect of dividends paid to a person who is the beneficial owner thereof and who is a resident in the United States for purposes of the U.S. Treaty.

Redemption, Retraction or Exchange of Exchangeable Shares. Exchangeable shares do not constitute “taxable Canadian property” to a Non-resident Holder so long as at the relevant time or within the previous 60 months, the shares do not derive more than 50% of their value from real or immovable property situated in Canada, Canadian resource or timber resource properties or interests therein. The exchange of exchangeable shares by us or API Holdings for shares of our common stock will be exempt from Canadian income tax provided that the exchangeable shares do not constitute taxable Canadian property at the relevant time.

A Non-resident Holder whose Exchangeable Shares are redeemed by API Sub (either under redemption rights or pursuant to the retraction rights) may be deemed to receive a dividend as described above under “Former API Ontario shareholders resident in Canada—Redemption or Retraction by API Sub.” Any such deemed dividend will be subject to withholding tax as described in the preceding paragraph “Dividends on Exchangeable Shares.”

Information reporting and backup withholding

In general, information reporting requirements may apply to the amount of dividends paid to a Holder of exchangeable shares or our common shares, unless the Holder is eligible for an exemption. Backup withholding may be imposed (currently at a 28% rate) on the above payments if a Holder (i) fails to provide a taxpayer identification number or certification of exempt status or (ii) fails to report in full dividend and interest income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS.

EXPERTS

The consolidated financial statements of API Technologies Corp. appearing in API Technologies Corp.’s Annual Report (Form 10-K) for the year ended May 31, 2011 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of API for the fiscal year ended May 31, 2010 have been included in this prospectus in reliance upon the report of WithumSmith+Brown, PC, independent registered public accounting firm. The financial statements are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The financial statements of SenDEC Corporation as of and for the fiscal years ended July 31, 2010 and 2009, have been included in this prospectus in reliance upon the report of Bonadio & Co., LLP, independent public accounting firm. The financial statements are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Spectrum Control, Inc. at November 30, 2010 and 2009, and for each of the three years in the period ended November 30, 2010 and effectiveness of Spectrum Control, Inc.’s internal control over financial reporting as of November 30, 2010 have been audited by Ernst & Young, LLP, independent registered public accounting firm, as set forth in their reports appearing in API Technologies Corp.’s Current Report on Form 8-K/A filed with the SEC on July 8, 2011 and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the common stock offered in this prospectus is being passed upon for us by Barnes & Thornburg LLP, Chicago, Illinois 60606.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act, with respect to the shares offered under this prospectus. This prospectus is part of the registration statement. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto, to which reference is hereby made for further information. This prospectus does not contain all the information included in a registration statement because we have omitted parts of the registration statement as permitted by the SEC’s rules and regulations. For further information about us, you should refer to the registration statement. Statements contained in this prospectus as to any contract, agreement or other document referred to are not necessarily complete. Where the contract or other document is an exhibit to the registration statement, each statement is qualified by the provisions of that exhibit.

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy all or any portion of the registration statement or any reports, proxy statements, or other information that we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. In addition, our SEC filings are available from the SEC’s Internet site at http://www.sec.gov, which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are also available on our corporate website, www.apitechnologies.com. The content on our website is available for information purposes only and is not incorporated by reference, and is not part of, this prospectus, and you should not rely on any such information in connection with your investment decision.

The SEC allows us to “incorporate by reference” information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules) and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than those furnished and not filed in accordance with SEC laws) after the date of this prospectus and prior to the termination of this offering:

•	Our Annual Report on Form 10-K for the year ended May 31, 2011 filed with the SEC on August 26, 2011;

•	Our Current Reports on 8-K and 8-K/A filed with the SEC on April 7, 2011, June 6, 2011, July 1, 2011, July 8, 2011, August 29, 2011, and September 8, 2011; and

•

The description of our common stock contained in our registration statement on Form 10-SB filed with the SEC on February 10, 2000, pursuant to Section 12(g) of the Exchange Act, together with all amendments or reports filed for the purpose of updating such description.

We will provide to each person to whom a prospectus is delivered, including any beneficial owner, a copy of all the information that has been incorporated by reference in this prospectus at no cost, upon written or oral request at the following address or telephone number: API Technologies Corp., Attention: Investor Relations, 4705 S. Apopka Vineland Rd., Suite 210 Orlando, Florida 32819 (telephone number is (407) 876-0279).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the aggregate various expenses in connection with the sale and distribution of securities being registered, other than discounts, concessions and brokerage commissions. All amounts set forth below are estimates, other than the SEC registration fee.

SEC registration fee*	$7,407
Legal fees and expenses	$347,448
Accounting fees and expenses	$328,167
Printing Expenses	135,479
Blue Sky Qualification Fees and Expenses	1,860
Miscellaneous	52,669
Total	$873,030

*	previously paid

We will bear all of the foregoing expenses.

Item 15. Indemnification of Directors and Officers

Our by-laws provide for mandatory indemnification for our officers and directors to the full extent provided by Delaware General Corporate Law. This Indemnification protection includes the right to be paid by us the expenses such officer or director incurs in defending a proceeding in advance of a final disposition of the matter. Our by-laws also provide for permissive indemnification for our employees and agents as authorized by our Board of Directors. We also are authorized to purchase insurance on behalf of an individual including a director, officer, employee, fiduciary or agent of ours for liabilities incurred whether or not we would have the power of obligation to indemnify him under our bylaws.

Item 16. Exhibits and Financial Statement Schedules

(a)	Exhibits.

2.1	Agreement and Plan of Merger dated January 9, 2011, by and among API, Vintage Albany Acquisition, LLC, API Merger Sub, Inc. and SenDEC Corporation (Incorporated by reference from Exhibit 2.1 of API’s Form 8-K filed on January 11, 2011).

2.2	Agreement and Plan of Merger dated as of March 28, 2011 by and among API, Erie Acquisition Corp. and Spectrum Control, Inc. (Incorporated by reference from Exhibit 2.1 of API’s Form 8-K filed March 30, 2011).

2.3	Support Agreement dated November 6, 2006 among API Technologies Corp. and API Nanotronics Sub, Inc. (incorporated by reference from Exhibit 10.9 of API’s Amendment No. 2 to Registration Statement on Form S-1 filed with the SEC on November 6, 2006).

2.4	Voting and Exchange Agreement dated February 6, 2006 among API Technologies Corp. and API Nanotronics Sub, Inc. and Equity Transfer & Trust Company (incorporated by reference from API’s Amendment No. 2 to Registration Statement on Form S-1 filed with the SEC on November 6, 2006).

2.5	Share Capital and Other Provisions included in the Articles of Incorporation of API Nanotronics Sub, Inc. (incorporated by reference from Exhibit 10.11 of API’s Amendment No. 2 to Registration Statement on Form S-1 filed with the SEC on November 6, 2006).

5.1	Opinion of Barnes & Thornburg LLP (previously filed as Exhibit 5.1 of API Technology Corp.’s Post- Effective Amendment No. 4 on Form S-1 filed with the SEC on June 4, 2010 and incorporated herein).

23.1	Consent of Ernst & Young LLP (filed herewith).

23.2	Consent of WithumSmith+Brown, PC (filed herewith).

23.3	Consent of Bonadio & Co., LLP (filed herewith).

23.4	Consent of Ernst & Young LLP (filed herewith).

23.5	Consent of Barnes & Thornburg LLP (previously filed and included in Exhibit 5.1).

24	Powers of Attorney (previously filed in the Company’s Post-Effective Amendment No. 6 on Form S-3 to Form S-1 filed on May 20, 2011 on page II-5).

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by any registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Amendment No. 6 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida on September 7, 2011.

API TECHNOLOGIES CORP.

By:	/s/ Brian R. Kahn
Brian R. Kahn Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Post-Effective Amendment No. 6 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Principal Executive Officer /s/ Brian R. Kahn Brian R. Kahn Chief Executive Officer and Director	September 7, 2011

Principal Financial and Accounting Officer /s/ John Freeman John Freeman Chief Financial Officer	September 7, 2011

Matthew E. Avril Director	September 7, 2011

* Kenton W. Fiske Director	September 7, 2011

* Melvin L. Keating Director	September 7, 2011

* Kenneth J. Krieg Director	September 7, 2011

*By:	/s/ Brian R. Kahn Brian R. Kahn Attorney in Fact	September 7, 2011

EXHIBIT INDEX

2.1	Agreement and Plan of Merger dated January 9, 2011, by and among API, Vintage Albany Acquisition, LLC, API Merger Sub, Inc. and SenDEC Corporation (Incorporated by reference from Exhibit 2.1 of API’s Form 8-K filed on January 11, 2011).

2.2	Agreement and Plan of Merger dated as of March 28, 2011 by and among API, Erie Acquisition Corp. and Spectrum Control, Inc. (Incorporated by reference from Exhibit 2.1 of API’s Form 8-K filed March 30, 2011).

2.3	Support Agreement dated November 6, 2006 among API Technologies Corp. and API Nanotronics Sub, Inc. (incorporated by reference from Exhibit 10.9 of API’s Amendment No. 2 to Registration Statement on Form S-1 filed with the SEC on November 6, 2006).

2.4	Voting and Exchange Agreement dated February 6, 2006 among API Technologies Corp. and API Nanotronics Sub, Inc. and Equity Transfer & Trust Company (incorporated by reference from API’s Amendment No. 2 to Registration Statement on Form S-1 filed with the SEC on November 6, 2006).

2.5	Share Capital and Other Provisions included in the Articles of Incorporation of API Nanotronics Sub, Inc. (incorporated by reference from Exhibit 10.11 of API’s Amendment No. 2 to Registration Statement on Form S-1 filed with the SEC on November 6, 2006).

5.1	Opinion of Barnes & Thornburg LLP (previously filed as Exhibit 5.1 of API Technology Corp.’s Post- Effective Amendment No. 4 on Form S-1 filed with the SEC on June 4, 2010 and incorporated herein).

23.1	Consent of Ernst & Young LLP (filed herewith).

23.2	Consent of WithumSmith+Brown, PC (filed herewith).

23.3	Consent of Bonadio & Co., LLP (filed herewith).

23.4	Consent of Ernst & Young LLP (filed herewith).

23.5	Consent of Barnes & Thornburg LLP (previously filed and included in Exhibit 5.1).

24	Powers of Attorney (previously filed in the Company’s Post-Effective Amendment No. 6 on Form S-3 to Form S-1 filed on May 20, 2011 on page II-5).